EXHIBIT 18

May 10, 2004

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL 60179

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended April 3, 2004, of the facts relating to your changes in accounting principles for determining the market-related value of plan assets and for recognizing gains and losses for your domestic pension and other postretirement benefit plans. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting changes described in your Form 10-Q are to alternative accounting principles that are preferable under the circumstances.

We have not audited any consolidated financial statements of Sears, Roebuck and Co. and its consolidated subsidiaries as of any date or for any period subsequent to January 3, 2004. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Sears, Roebuck and Co. and its consolidated subsidiaries as of any date or for any period subsequent to January 3, 2004.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Chicago, Illinois